Exhibit (11) - Computation of Earnings Per Share

                                                        Three Months Ended
                                                             March 31
                                                        2000          1999
Basic:

Average shares outstanding                           17,906,083   18,144,632
                                                     ==========   ==========

Net earnings applicable to common stock and
  common stock equivalents                           $6,147,000   $5,729,000
                                                      =========    =========

Basic earnings per share                                   $.34         $.32
                                                            ===          ===


Diluted:

Average shares outstanding                           17,906,083   18,144,632
Net effect of dilutive stock options based on
  treasury stock method using the average
  market price                                           34,861       16,579
                                                     ----------   ----------

Average number of common shares and common
  equivalent shares                                  17,940,944   18,161,211
                                                     ==========   ==========
Net earnings applicable to common stock and
  common stock equivalents                           $6,147,000   $5,729,000
                                                      =========   ==========

Diluted earnings per share                                 $.34         $.32
                                                            ===          ===